UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 24, 2018

RETAIL PROPERTIES OF AMERICA, INC.

(Exact name of registrant as specified in charter)

Maryland	001-35481	42-1579325
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2021 Spring Road, Suite 200, Oak Brook, Illinois	60523
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (630) 634-4200

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On May 24, 2018, Retail Properties of America, Inc. (the “Company”) held its 2018 annual meeting of stockholders (the “Annual Meeting”). At the Annual Meeting, the Company’s stockholders approved the Retail Properties of America, Inc. Amended and Restated 2014 Long-Term Equity Compensation Plan (the “Amended Plan”) to, among other things, increase the aggregate number of shares of common stock available for issuance thereunder by 5,500,000 shares. The foregoing summary is qualified in its entirety by reference to the Amended Plan, which is filed as Exhibit 99.1 to this Form 8-K and incorporated herein by reference.

Also on May 24, 2018, the Board of Directors of the Company appointed Shane C. Garrison to serve as its President and Chief Operating Officer. Prior to Mr. Garrison’s appointment, Mr. Garrison served as the Company’s Executive Vice President, Chief Investment Officer and Chief Operating Officer and Steven P. Grimes served as the Company’s President and Chief Executive Officer. As a result of Mr. Garrison’s appointment, Mr. Grimes ceased to hold the title of President as of May 24, 2018. Mr. Grimes will continue to serve as the Chief Executive Officer of the Company.

Item 5.07	Submission of Matters to a Vote of Security Holders.

The total number of shares of common stock entitled to vote at the Annual Meeting was 219,495,346, of which 191,002,953 shares, or approximately 87%, were present in person or by proxy. The following is a brief description of each matter voted upon at the Annual Meeting and a statement of the number of votes cast for, against or withheld and the number of abstentions and broker non-votes with respect to each matter, as applicable.

(a)    Votes regarding the election of the persons named below as directors for a term expiring at the annual meeting of stockholders in 2019 and until their respective successors have been duly elected and qualified or until their earlier resignation or removal, were as follows:

Nominee	For	Against	Abstain	Broker Non-Votes
Bonnie S. Biumi	155,025,714	2,139,016	323,680	33,514,543
Frank A. Catalano, Jr.	152,505,719	4,647,126	335,565	33,514,543
Robert G. Gifford	155,385,933	1,773,040	329,437	33,514,543
Gerald M. Gorski	153,167,037	3,982,860	338,513	33,514,543
Steven P. Grimes	155,906,203	1,249,028	333,179	33,514,543
Richard P. Imperiale	155,850,978	1,293,614	343,818	33,514,543
Peter L. Lynch	155,014,308	2,140,592	333,510	33,514,543
Thomas J. Sargeant	155,892,811	1,265,265	330,334	33,514,543

A “broker non-vote” occurs when a broker (such as a custodian or bank) holding shares for a beneficial owner returns a signed proxy but does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.

Based on the votes set forth above, each of the foregoing persons was duly elected to serve as a director for a term expiring at the annual meeting of stockholders in 2019 and until his or her respective successor has been duly elected and qualified or until his or her earlier resignation or removal.

(b)    With respect to the advisory resolution approving the compensation of the Company’s named executive officers, there were 153,197,891 votes for the resolution, 3,687,487 votes against the resolution, 603,032 votes abstaining from voting on the resolution and 33,514,543 broker non-votes. Based on the foregoing voting results, the advisory resolution approving the compensation of the Company’s named executive officers was approved by the Company’s stockholders.

(c)    With respect to the proposal to approve the Amended Plan, there were 151,066,078 votes for the proposal, 5,878,171 votes against the proposal, 544,161 votes abstaining from voting on the proposal and 33,514,543 broker non-votes. Based on the foregoing voting results, the Amended Plan was approved by the Company’s stockholders.

(d)    With respect to the ratification of the audit committee’s appointment of Deloitte & Touche LLP as independent registered public accounting firm for 2018, there were 189,453,676 votes for the ratification, 1,165,112 votes against the ratification, 384,165 votes abstaining from voting on the ratification and no broker non-votes. Based on the foregoing voting results, the appointment of Deloitte & Touche LLP as the independent registered public accounting firm of the Company to serve for the fiscal year ending December 31, 2018 was duly ratified by the Company’s stockholders.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits:

99.1	Retail Properties of America, Inc. Amended and Restated 2014 Long-Term Equity Compensation Plan (Incorporated herein by reference to Appendix A to the Company’s Definitive Proxy Statement on Schedule 14A filed on April 6, 2018).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

RETAIL PROPERTIES OF AMERICA, INC.
(Registrant)

	By:	/s/ Julie M. Swinehart
Julie M. Swinehart
Date: May 30, 2018		Executive Vice President, Chief Financial Officer and Treasurer